UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2015 (April 10, 2015)

NEVADA PROPERTY 1 LLC
(Exact name of registrant as specified in its charter)

Delaware	000-53938	27-1695189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3708 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

(702) 698-7000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Ronald G. Eidell, Chief Financial Officer of Nevada Property 1 LLC (the “Company”), is transitioning from the position of Chief Financial Officer to a senior advisory role at the Company and will be available to the Company in this capacity for the remainder of 2015. Mr. Eidell’s transition is by mutual agreement with the Company as of April 10, 2015 and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 10, 2015, the Company’s Board of Directors (the “Board”) appointed Michelle F. Adams, age 42, who was the Company’s Vice President of Finance and Corporate Controller, as the Company’s Chief Financial Officer. Ms. Adam’s appointment is effective immediately, subject to receipt of the required regulatory approvals by the Nevada Gaming Commission. Ms. Adams has served as the Company’s Vice President of Finance and Corporate Controller since May 2014 and previously served as the Company’s Vice President and Chief Internal Auditor from August 2012 to May 2014.  Prior to joining the Company, from June 2003 to August 2012, Ms. Adams was the Partner-in-Charge of the Hospitality and Gaming Industry Group of RubinBrown LLP, a public accounting and consulting firm.  From January 1998 to June 2003, Ms. Adams was a Manager at Deloitte & Touche LLP, serving a variety of clients in the gaming and hospitality industry.  Ms. Adams is a Certified Public Accountant and holds a Bachelor of Science from Truman State University.

The Board did not appoint Ms. Adams pursuant to any arrangement or understanding between Ms. Adams and the Company or any other person, and Ms. Adams does not have any family relationship with any of the directors or executive officers of the Company. In addition, there are no transactions that are required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA PROPERTY 1 LLC

By:	/s/ William P. McBeath
Name:	William P. McBeath
Title:	President and Chief Executive Officer

Date: April 16, 2015